Filed Pursuant to Rule 424(b)(5)

Registration No. 333-281467

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated April 16, 2025 to

Prospectus Supplement dated September 26, 2024 to

Prospectus dated August 16, 2024)

Up to $15,241,591

Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the information in the prospectus supplement dated April 16, 2025 (the “April Prospectus”), filed as a part of our registration statement on Form S-3 (File No. 333-281467) (the “Registration Statement”) and the prospectus supplement dated September 26, 2024, contained therein (the “September Prospectus”), and the prospectus dated August 16, 2024 (the “August Prospectus” and together with the September Prospectus and April Prospectus, the “Prior Prospectus”), relating to the offering, issuance and sale by us of our common stock, par value $0.0001 per share (“Common Stock”), from time to time that may be issued and sold under the at the market offering agreement (the “Sales Agreement”), dated August 12, 2024, and amended on September 24, 2024, by and between us and Rodman & Renshaw LLC, as sales agent. This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the Prior Prospectus to update the maximum amount of shares we are eligible to sell under the Sales Agreement and the Prospectus Supplement. As of the date hereof, the current aggregate market value of our outstanding Common Stock held by non-affiliates, or public float, is $54,948,079, which was calculated based on 37,127,081 outstanding shares of Common Stock held by non-affiliates and a price of $1.48 per share, the last reported sales price of our Common Stock on December 4, 2025, as reported on the Nasdaq Capital Market.

Pursuant to General Instruction I.B.6, as of the date hereof, we currently may offer and sell Common Stock having an aggregate offering price of up to $15,241,591 under the Sales Agreement, which amount is in addition to the Common Stock that we have sold to date in accordance with the Sales Agreement under the Prior Prospectus. If our public float increases such that we may sell additional amounts under the Sales Agreement and the Registration Statement of which this Prospectus Supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of the aggregate market value of our Common Stock held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our outstanding Common Stock held by non-affiliates remains below $75 million. As of the date hereof, we have offered $7,034,658 shares of Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MIRA.” On December 4, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.48 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and a smaller reporting company as defined under Rule 405 of the Securities Act, and as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary— Implications of Being a Smaller Reporting Company and Emerging Growth Company” on page S-5 of the Prior Prospectus.

Investing in the offered securities involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page S-2 of the Prior Prospectus, and in our most recent Annual Report on Form 10-K and in the risks discussed under similar headings in the documents incorporated by reference in this Prospectus Supplement and the Prior Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PRIOR PROSPECTUS, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Rodman & Renshaw LLC

The date of this Prospectus Supplement is December 5, 2025